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                                                                    EXHIBIT 2.01

                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of July 14, 1997 (the "AGREEMENT DATE") by and among HNC SOFTWARE INC., a Delaware corporation ("HNC"), FW1 ACQUISITION CORP., a Delaware corporation that is a wholly-owned subsidiary of HNC ("SUB"), CompReview, Inc., a California corporation (the "COMPANY") and Robert L. Kaaren, M.D. and Mishel
E. Munnayer a.k.a Michael E. Munayyer, Trustee of the Michael Munayyer Trust dated August 11, 1995, who are the only stockholders of the Company (each being hereinafter individually referred to as a "CR STOCKHOLDER" and collectively referred to as the "CR STOCKHOLDERS").

                                    RECITALS

        A. The parties intend that, subject to the terms and conditions of this Agreement, Sub will be merged with and into the Company in a reverse triangular merger, with the Company to be the surviving corporation of such merger, all pursuant to the terms and conditions of this Agreement and applicable law. The parties also intend for such merger to qualify as a "pooling of interests" transaction for accounting and financial reporting purposes and to be treated as a "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, by virtue of the provisions of Section 368(a)(2)(E) of such Code.

        B. Upon the effectiveness of such merger, the capital stock of the Company that is outstanding immediately prior to the effectiveness of the merger will be converted into shares of the common stock of HNC (plus cash for any eliminated fractional shares), the employee stock options to purchase shares of the Company's common stock granted under the Company's 1995 Stock Option Plan that are outstanding immediately prior to the effectiveness of the Merger will be assumed by HNC and converted into options to purchase shares of HNC common stock and Sub will be merged with and into the Company, all as provided in this Agreement.

        NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

        As used in this Agreement, the following terms will have the meanings set forth below:

        1.1 The "MERGER" means the statutory merger of Sub with and into the Company to be effected pursuant to the terms and conditions of this Agreement.

        1.2 The "EFFECTIVE TIME" means the time and date on which the Merger first becomes legally effective under the laws of the States of California and Delaware as a result of: (i) the filing with the California Secretary of State of an Agreement of Merger between Sub and the Company in substantially the form of Exhibit A (the "AGREEMENT OF MERGER") and any required officers' certificates; and (ii) the filing with the Delaware Secretary of State of the Agreement of Merger and any required officers' certificates or, in lieu thereof at HNC's option, a Certificate of

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Merger (the "CERTIFICATE OF MERGER"), conforming to the requirements of Section
252 of the Delaware General Corporation Law.

        1.3 "HNC COMMON STOCK" means HNC's Common Stock, $0.001 par value per share.

        1.4 "HNC CLOSING AVERAGE PRICE PER SHARE" means the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market (or the New York Stock Exchange or the American Stock Exchange if HNC Common Stock is then traded or quoted on either such exchange) and reported in The Wall Street Journal for the twenty (20) trading days immediately preceding (but not including) the Closing Date (as defined in Section 7.1).

        1.5    "COMPANY COMMON STOCK" means the Company's Common Stock.

        1.6 "COMPANY OPTIONS" means, collectively, options to purchase shares of Company Common Stock granted by the Company to Company employees under the Company's 1995 Stock Option Plan (the "COMPANY OPTION PLAN").

        1.7 "COMPANY DERIVATIVE SECURITIES" means, collectively: (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of the Company (collectively, "COMPANY STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock or other security of the Company that is convertible into or exchangeable for any shares of the capital stock of the Company or any Company Stock Rights ("COMPANY CONVERTIBLE SECURITY"); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any Company Stock Rights or any Company Convertible Security; provided, however, that the term "Company Derivative Securities" does not include any of the Company Options.

        1.8 "NUMBER OF COMPANY FULLY DILUTED SHARES" means that number of shares of Company Common Stock that is equal to the sum of: (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of Company Common Stock subject to or issuable under all Company Options that are issued and outstanding immediately prior to the Effective Time; plus (c) the total number of shares of Company Common Stock that, immediately prior to the Effective Time, are, directly or indirectly, ultimately or potentially issuable by the Company upon the exercise, conversion or exchange of all Company Derivative Securities (if any) that are issued and outstanding immediately prior to the Effective Time.

        1.9 "COMPANY STOCKHOLDERS" means those persons (each being individually referred to herein as a "COMPANY STOCKHOLDER") who, immediately prior to the Effective Time, hold the shares of the Company Stock that are outstanding immediately prior to the Effective Time; provided, however, that for purposes of Section 2.4 and Section 11 of this Agreement, the term "Company Stockholders" means only those Company Stockholders (as defined above in this Section) who are issued shares of HNC Common Stock in the Merger.

        1.10 "COMPANY DISSENTING SHARES" means any shares of any capital stock of the Company that (i) are outstanding immediately prior to the Effective Time and qualify fully as "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code and (ii) with respect to which dissenter's rights to require the purchase of such dissenting shares for

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cash at their fair market value in accordance with Chapter 13 of the California
Corporations Code have been duly and properly exercised and perfected in connection with the Merger.

        1.11 "HNC MERGER SHARES" means a number of shares of HNC Common Stock equal to the sum of (i) Five Million (5,000,000) shares of HNC Common Stock, as presently constituted, plus (ii) the Additional Shares.

        1.12 "ADDITIONAL SHARES" means that number of shares of HNC Common Stock (as constituted immediately prior to the Effective Time) obtained by dividing (i) the Retained Earnings (as defined below) by (ii) the HNC Closing Average Price Per Share. As used herein, the "RETAINED EARNINGS" means the retained earnings of the Company as of the last day of the last full calendar month ended prior to the Closing Date, computed in accordance with generally accepted accounting principles, consistently applied.

        1.13 "CONVERSION RATIO" means the quotient obtained by (a) dividing the number of shares of HNC Common Stock constituting the HNC Merger Shares by
(b) the Number of Company Fully Diluted Shares.

        1.14 "HNC ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) to which HNC is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "SUB ANCILLARY AGREEMENTS" means, collectively, the Agreement of Merger and each other agreement, certificate or document (other than this Agreement) to which Sub is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "COMPANY ANCILLARY AGREEMENTS" means, collectively, the Agreement of Merger and each other agreement, certificate or document (other than this Agreement) to which the Company is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "CR STOCKHOLDER ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) that a CR Stockholder is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement, and includes, without limitation, each of the following agreements to be entered into and executed by each CR Stockholder hereunder: the Escrow Agreement, the Investment Representation Letter, the Registration Rights Agreement, the Company Stockholder Agreement, the Company Affiliate Agreement, the Non-Competition Agreement and the Employment Agreement (each as hereafter defined).

        1.15 "KNOWLEDGE," when used with reference to the Company or the CR Stockholders, means the collective actual knowledge of the CR Stockholders, the President and/or Chief Executive Officer of the Company, the Chief Financial Officer of the Company and/or any Vice President of the Company.

        1.16 "PROXY STATEMENT" means the proxy statement that HNC distributes and sends to its stockholders in connection with the special meeting of HNC's stockholders to be called and held by HNC in order to seek HNC's stockholders' approval of the issuance of shares of HNC Common Stock and HNC Options to securityholders of the Company pursuant to the Merger, this Agreement and the Agreement of Merger.

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        Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I will have the meanings assigned to such terms in this Agreement.

                                    ARTICLE 2
                             PLAN OF REORGANIZATION

        2.1    Conversion of Shares.

               2.1.1 Conversion of Sub Stock. At the Effective Time, each share of the Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of Company Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Company Common Stock into which the shares of Sub Common Stock are so converted in the Merger will be the only shares of capital stock of the Company that are issued and outstanding immediately after the Effective Time.

               2.1.2 Conversion of Company Stock. At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of HNC Common Stock that is equal to the Conversion Ratio, subject to the provisions of Section 2.1.4 regarding the elimination of fractional shares.

               2.1.3 Company Dissenting Shares. Holders of Company Dissenting Shares (if any) will be entitled to their appraisal rights under Chapter 13 of the California Corporations Code with respect to such Company Dissenting Shares and such Company Dissenting Shares will not be converted into shares of HNC Common Stock in the Merger; provided, however, that nothing in this Section
2.1.3 is intended to remove, release, waive, alter or affect any of the conditions to HNC's and Sub's obligations to consummate the Merger set forth in
Section 9.8 and Section 9.9, or any other provision of this Agreement relating to the Company Dissenting Shares. Shares of the capital stock of the Company that are outstanding immediately prior to the Effective Time of the Merger and with respect to which dissenting shareholders' rights of appraisal under the California Corporations Code have not been properly perfected will, when such dissenting shareholders' rights can no longer be legally exercised under the California Corporations Code, be converted into HNC Common Stock as provided in
Section 2.1.2.

               2.1.4 Fractional Shares. No fractional shares of HNC Common Stock will be issued in connection with the Merger. In lieu thereof, each holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of HNC Common Stock pursuant to Section 2.1.2, after aggregating all shares of HNC Common Stock to be received by such holder pursuant to Section 2.1.2, will instead receive from HNC, within three (3) business days after the Effective Time, an amount of cash equal to product obtained by multiplying (i) the HNC Closing Average Price Per Share (as adjusted to reflect any Capital Change (as defined below) of HNC) by (ii) the fraction of a share of HNC Common Stock that such holder would otherwise be entitled to receive.

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        2.2    Assumption and Conversion of Company Options.

               2.2.1 Assumption by HNC. Each Company Option that is outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be assumed by HNC and converted into an option (an "HNC OPTION") to purchase that number of shares of HNC Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of HNC Common Stock equal to the exercise price per share of Company Common Stock that was in effect for such Company Option immediately prior to the Effective Time divided by the Conversion Ratio; provided, however, that if the foregoing calculation would result in an assumed and converted Company Option being converted into an HNC Option that, after aggregating all the shares of HNC Common Stock issuable upon the exercise of such HNC Option, would be exercisable for a fraction of a share of HNC Common Stock, then the number of shares of HNC Common Stock subject to such HNC Option will be rounded down to the nearest whole number of shares of HNC Common Stock. The terms, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code (if applicable) or as a nonqualified stock option, and all other terms and conditions of each Company Option (including but not limited to the provisions of the Company Option Plan that form part of the terms and conditions of such Company Option) that is converted into an HNC Option in the Merger will (except as otherwise provided in the terms of such Company Options), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Merger. Pre-Merger employment service with the Company will be credited to each holder of a Company Option for purposes of applying any vesting schedule contained in a Company Option to determine the number of shares of HNC Common Stock that are exercisable under the HNC Option into which such Company Option is converted in the Merger.

               2.2.2 Registration. HNC will use its best efforts (with the cooperation and assistance of the Company) to cause the shares of HNC Common Stock that are subject to the HNC Options that are issued upon the conversion of the Company Options under Section 2.2.1 to be registered on a registration statement (or to be issued pursuant to a then-effective registration statement) on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 ACT"), as soon as reasonably practicable after the Effective Time, and will use its best efforts to maintain the effectiveness of such Form S-8 registration statement or registration statements for so long as such HNC Options remain outstanding and HNC Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 ACT"). HNC will use its best efforts to file a Form S-8 registration statement covering the shares of HNC Common Stock that are subject to the HNC Options referred to above within five (5) business days after the Effective Time.

        2.3 Adjustments for Capital Changes. Notwithstanding the provisions of
Section 2.1 or Section 2.2, if at any time after the Agreement Date and prior to the Effective Time, HNC recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend


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on its outstanding shares payable in shares of HNC Common Stock or in shares or securities convertible into shares of HNC Common Stock (each, a "CAPITAL CHANGE"), then the HNC Closing Average Price Per Share, the number of shares of HNC Common Stock constituting the HNC Merger Shares and the Conversion Ratio will each be appropriately adjusted so as to maintain the proportionate interests of the stockholders and optionholders of HNC and the Company in the outstanding equity of HNC immediately following the Merger as contemplated by this Agreement.

        2.4    Escrow Agreement. At the Closing (as that term is defined in
Section 7.1) of the Merger, HNC will withhold ten percent (10%) of the shares of HNC Common Stock to be issued to the Company Stockholders in the Merger pursuant to Section 2.1.2, rounded down to the nearest whole number of shares to be issued to each Company Stockholder (the "ESCROW SHARES") and will deliver certificates representing such Escrow Shares to State Street Bank and Trust Company or a similar institution, as escrow agent (the "ESCROW AGENT"), together with related stock transfer powers, to be held by the Escrow Agent as security for the Company Stockholders' indemnification obligations under Section 11 and pursuant to the provisions of an escrow agreement in substantially the form of Exhibit B to be entered into at the Closing by HNC, the Escrow Agent, the Company Stockholders and the Representative (as defined below) (the "ESCROW AGREEMENT"). The Escrow Shares will be represented by a certificate or certificates issued in the names of the Company Stockholders in proportion to their respective interests therein and will be held by the Escrow Agent during that time period specified in the Escrow Agreement (the "ESCROW PERIOD"). By their approval of the Merger, the Company Stockholders will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (i) the indemnification provisions of Section 11; (ii) the Escrow Agreement; and
(iii) the appointment of Robert L. Kaaren, M.D. and Michael E. Munayyer as the representatives of the Company Stockholders (together, the "REPRESENTATIVE") under the Escrow Agreement and as the attorneys-in-fact and agents for and on behalf of each Company Stockholder as provided in the Escrow Agreement; and (iv) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement, including, without limitation, the exercise of the power to:
(a) authorize delivery to HNC of Escrow Shares in satisfaction of indemnity claims by HNC or any other Indemnified Person (as defined herein) pursuant to
Section 11 hereof and/or the Escrow Agreement; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Section 11; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have unlimited authority and power to act on behalf of each Company Stockholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Company Stockholders are treated in the same manner. The Company Stockholders will be bound by all actions taken by the Representative in connection with the Escrow Agreement, and HNC will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to any Company Stockholder in the absence of gross negligence or willful misconduct. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the Company Stockholders to


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the Representative pro rata in proportion to their respective percentage interests in the Escrow Shares.

        2.5    Effects of the Merger. At and upon the Effective Time of the
Merger:

               (a) the separate existence of Sub will cease and Sub will be merged with and into the Company, and the Company will be the surviving corporation of the Merger (the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Agreement of Merger;

               (b) the Articles of Incorporation of the Company will be amended to read as set forth in Exhibit C attached hereto and will be the Articles of Incorporation of the Surviving Corporation;

               (c) the Bylaws of the Company attached as Exhibit D hereto will be the Bylaws of the Surviving Corporation, and such Bylaws shall authorize a Board of Directors consisting of exactly five (5) directors;

               (d) each share of Company Common Stock that is outstanding immediately prior to the Effective Time and each Company Option that is outstanding immediately prior to the Effective Time will be converted into HNC Common Stock or an HNC Option, respectively, as provided in this Article 2 and the Agreement of Merger;

               (e) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time will be converted into one (1) share of Company Common Stock as provided in Section 2.1.1 and in the Agreement of Merger;

               (f) the officers of the Surviving Corporation (and their respective offices) will be: Robert L. Kaaren, M.D. - Chairman and Chief Executive Officer; Michael E. Munayyer - Chief Technical Officer; Michelle T. DeLizio - President; Robert M. Acosta - Vice President of Sales and Marketing; Matthew P. Schults - Vice President of Information Systems; and Raymond V. Thomas - Chief Financial Officer and Secretary;

               (g) the directors of the Surviving Corporation will be Robert L. North, Raymond V. Thomas, Mark Hammond, Robert L. Kaaren, M.D. and Michael E. Munayyer; and

               (h) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

        2.6 Further Assurances. The Company and each of the Company Stockholders agree that if, at any time before or after the Effective Time, HNC believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then HNC, the Surviving Corporation and their respective officers and directors may, and each the Company Stockholder will, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of the Company or otherwise.

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        2.7    Securities Laws Issues. HNC shall issue the shares of HNC Common
Stock to be issued in the Merger pursuant to Section 2.1.2 of this Agreement and the HNC Options to be issued in the Merger pursuant to an exemption from registration under Section 4(2) and/or Regulation D promulgated under the 1933 Act and the exemption from qualification under Section 25120 of the California Corporations Code (the "CCC") provided by Section 25100(o) of the CCC. Concurrently with execution of this Agreement (or as soon thereafter as possible): (a) each CR Stockholder shall execute and deliver to HNC an Investment Representation Letter in the form of Exhibit E hereto (the "INVESTMENT REPRESENTATION LETTER"); and (b) each holder of an outstanding Company Option shall execute and deliver to HNC an Optionee Investment Representation Letter in the form of Exhibit F hereto (the "OPTIONEE INVESTMENT REPRESENTATION LETTER").

        2.8 S-3 Registration Rights. Effective upon the Effective Time, each Company Stockholder who receives shares of HNC Common Stock in the Merger pursuant to Section 2.1.2 will be granted the registration rights on Form S-3 under the 1933 Act on the terms, and subject to the conditions and limitations, of the Registration Rights Agreement attached hereto as Exhibit G upon such Company Stockholder's execution and delivery of such Registration Rights Agreement to HNC.

        2.9 Tax-Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE") by virtue of the provisions of Section 368(a)(2)(E) of the Code. The parties believe that the value of the shares of HNC Common Stock to be issued to the Company Stockholders in the Merger is equal to the value of the shares of Company Common Stock to be surrendered in exchange therefor. Except for cash to be paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of
Section 356 of the Code is being paid by HNC for the outstanding shares of Company Common Stock in the Merger. In addition, HNC represents now, and as of the Closing Date, that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in a business. At the Closing (as that term is defined in Section 7.1), officers of the Company and HNC will execute and deliver an officers' tax representation certificate in the form of Exhibit H. The provisions and representations contained or referred to in this Section 2.9 and Exhibit H will survive until the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary set forth herein, HNC makes no representations or warranty to the Company or to any stockholder of the Company regarding the tax treatment of the Merger or whether the Merger will qualify as a tax-free plan of reorganization under the Code.

        2.10 Pooling of Interests. The parties acknowledge that, as a material inducement to HNC to enter into this Agreement and consummate the Merger, the Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Accordingly, concurrently with the execution of this Agreement, each CR Stockholder shall execute and deliver to HNC (a) a Company Affiliate Agreement in the form of Exhibit I hereto (the "COMPANY AFFILIATE AGREEMENT") and (b) a Stockholder Agreement in the form of Exhibit J hereto (the "COMPANY STOCKHOLDER AGREEMENT").

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                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                             AND THE CR STOCKHOLDERS

        The Company and the CR Stockholders hereby jointly and severally represent and warrant to HNC that, except as set forth in the letter addressed to HNC from the Company and dated as of the Agreement Date (including all schedules thereto) which has been delivered to HNC by the Company concurrently herewith (the "COMPANY DISCLOSURE LETTER"), each of the following representations, warranties and statements in this Article 3 are true and correct.

        3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" when used with reference to the Company, means any event, change or effect that is (or will with the passage of time be) materially adverse to the Company's condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects.

        3.2    Power, Authorization and Validity.

               3.2.1 The Company has the right, power, legal capacity, and authority to enter into, execute, deliver, and perform its obligations under this Agreement and all the Company Ancillary Agreements, and the Company has all requisite corporate power and authority to consummate the Merger. This Agreement, the Agreement of Merger, the Merger, and all of the principal terms of each of the foregoing have been duly and validly approved by the stockholders of the Company in compliance with applicable law (including without limitation the California Corporations Code) and the Articles of Incorporation and Bylaws of the Company, both as amended. The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of the Company's Board of Directors. Each of the CR Stockholders has the right, power, legal capacity and authority to enter into, execute, deliver, and perform his respective obligations under this Agreement and each of the CR Stockholder Ancillary Agreements to be executed and delivered by such CR Stockholder.

               3.2.2 No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to be made or obtained by the Company or any CR Stockholder to enable the Company or such CR Stockholder to lawfully enter into, and to perform its or his obligations under, this Agreement, each of the Company Ancillary Agreements and each of the CR Stockholder Ancillary Agreements, except for (a) the filing of the Agreement of Merger (or the Certificate of Merger) with the Delaware Secretary of State and any such further documents as may be required under the Delaware General Corporation Law to effect the Merger; (b) the filing of the Agreement of Merger (and related officers' certificates) with the California Secretary of State and any such further documents as may be required under the California Corporations Code to effect the Merger; and (c) such filings and notifications as may be required to be made by the Company and/or any CR Stockholder in connection with the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

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               3.2.3 This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the CR Stockholder Ancillary Agreements are, or when executed by a CR Stockholder will be, a valid and binding obligation of such CR Stockholder, enforceable against such CR Stockholder in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

        3.3    Capitalization of the Company.

               3.3.1 Outstanding Stock. The authorized capital stock of the Company consists entirely of (i) 20,000,000 shares of Common Stock, of which a total of 10,000,000 shares are issued and outstanding and no other shares of any capital stock of the Company are authorized, issued or outstanding. No fractional shares of Common Stock of the Company are issued or outstanding. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. A list of all holders of the Company's outstanding capital stock, and the total number of shares of Company Common Stock owned by each such holder in set forth in Schedule 3.3.1 to the Company Disclosure Letter. The Company has no stockholders other than the CR Stockholders. During the two (2) year period immediately prior to the Agreement Date, the Company has not redeemed, repurchased or otherwise reacquired any shares of its capital stock from any stockholder of the Company.

               3.3.2 No Options, Warrants or Rights. Except for Company Options to purchase an aggregate total of 400,000 shares of Company Common Stock that are outstanding on the Agreement Date (all of which Company Options were granted under the Company Option Plan), there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of the Company's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of the Company's capital stock or obligating the Company to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement, and the Company has no liability for any dividends accrued but unpaid. No person or entity holds or has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of the Company from any holder of shares of the capital stock of the Company. A total of 600,000 shares of Company Common Stock are reserved for issuance under the Company Option Plan, and no shares of Company Common Stock have been issued under the Company Option Plan. A total of 400,000 shares of Company Common Stock are issuable upon the exercise of options granted under the Company Option Plan that are outstanding on the Agreement Date and 200,000 shares of Company Common Stock are reserved for future issuance under the Company Option Plan but have not been issued and are not reserved for issuance upon the exercise of any outstanding options. A list of all holders of the Company Options, the number of the Company Options held by each such person and the exercise price and vesting schedule of each Company Option held by each such person is set forth in Schedule 3.3.2 to the Company Disclosure Letter. During the two (2) year period immediately prior to the Agreement Date, except as may be expressly required by the terms of the Company Option Plan, the Company has not authorized, or taken any action to authorize, the acceleration of the time during which any holder of any option, warrant or other right to purchase or acquire any share of capital stock of the Company may exercise such option, warrant or right. The Company Option Plan has been duly and validly approved by the Company's Board of Directors and stockholders.

               3.3.3 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's outstanding securities or to the conversion of any shares of the Company's capital stock in the Merger. The Company is not under any obligation to register under the 1933 Act any of its presently outstanding stock or other securities or any stock or other securities that may be subsequently issued.

        3.4 Subsidiaries. The Company does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.

        3.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any the Company Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the Articles of Incorporation or Bylaws of the Company as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to the Company or any of its assets or properties; or (iii) any material instrument, agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding or commitment (whether verbal or in writing) to which the Company is a party or by which the Company or any of its assets or properties are bound. The consummation of the Merger by the Company will not require the consent of any third party other than the approval of the Company's stockholders.

        3.6 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company (or against any officer, director, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company) before any court, administrative agency or arbitrator that, if determined adversely to the Company (or any such officer, director, employee or agent) may have a Material Adverse Effect on the Company, nor, to the Company's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. There is no basis for any person, firm, corporation or other entity, to assert a claim against the Company or HNC based upon: (a) the Company's entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; (b) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of the Company; or (c) any rights as a Company stockholder, including any option, warrant or preemptive rights or rights to notice or to vote. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against the Company.

        3.7    Taxes.

               (a) The Company has timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. The Company is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company or any of its officers, employees or agents. The Company has not received any notification that any material issues have been raised by (or are currently pending) before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding the Company and no tax return of the Company has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority. No tax liens have been filed against any assets of the Company.

               (b) The Company and/or its stockholders have made an effective election (acknowledged by the Internal Revenue Service) to be treated as a subchapter S corporation for the Company's taxable year beginning January 1, 1992 (which was the Company's first taxable year as a subchapter S corporation) pursuant to the provisions of the Code, and have not taken (and, at all times from the Agreement Date until the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms, will not take) any actions inconsistent with the requirements for subchapter S corporations, and such election has not been rescinded, revoked, or terminated (and will not be rescinded, revoked, or terminated at any time prior to the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms). Each of the CR Stockholders is an individual who is a resident citizen of the United States of America, and the Company has never authorized or issued any stock other than Company Common Stock. Neither of the CR Stockholders has taken, caused or permitted, nor will, at any time prior to the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms, take, cause or permit any action inconsistent with the requirements for subchapter S corporations. The Company and/or its stockholders have validly and timely filed all elections and notices with the California Franchise Tax Board and with any other taxing authorities of any other state or jurisdiction having jurisdiction over the Company for income tax purposes that are required by the laws of California or any such other jurisdiction to be filed in order to enable the Company to be taxed as a subchapter S corporation under such tax laws for all tax periods for which the Company has prepared its tax returns on the basis that it was a subchapter S corporation within the meaning of the Code. The Company is not a "personal holding company" within the meaning of Section 542 of the Code.

               (c) For the purposes of this Section, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, payroll, documentary, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

        3.8 Company Financial Statements. The Company has delivered to HNC as Exhibit K: (i) the Company's audited consolidated balance sheets as of December 31, 1994, 1995 and 1996 and the Company's audited consolidated statements of income, statements of cash flows and statements of stockholders' equity for each of the years ended December 31, 1994, 1995 and 1996, and (ii) the Company's unaudited consolidated balance sheet as of May 31, 1997 (the "BALANCE SHEET"), and the Company's unaudited consolidated statement of operations for the five
(5) month period ended May 31, 1997 (all such financial statements of the Company and the notes thereto are hereinafter collectively referred to as the "COMPANY Financial Statements"). The Company Financial Statements (a) are derived from and in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the dates therein indicated and the results of operations for the periods therein specified and
(c) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. the Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Balance Sheet, and (ii) those that may have been incurred after May 31, 1997, the date of the Balance Sheet (the "BALANCE SHEET DATE") in the ordinary course of the Company's business consistent with its past practice, and that are not material in amount, either individually or collectively. All reserves established by the Company and set forth in the Balance Sheet are reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

        3.9 Title to Properties. The Company has good and marketable title to all of its assets and properties (including but not limited to those shown on the Balance Sheet), free and clear of all mortgages, deeds of trust, security interests, pledges, liens, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind. All machinery, vehicles, equipment and other tangible personal property owned by the Company or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties (the violation of which would result in a Material Adverse Effect on the Company), nor has the Company received any notice of violation of law with which it has not complied. The Company does not own any real property.

        3.10 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to the Company any:

               (a) material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of the Company;

               (b) amendment or change in the Articles of Incorporation or Bylaws of the Company;

               (c) incurrence, creation or assumption by the Company of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of the Company; or (ii) any material obligation or liability or any indebtedness for borrowed money;

               (d) issuance or sale of any debt or equity securities of the Company or any options or other rights to acquire from the Company, directly or indirectly, any debt or equity securities of the Company;

               (e) payment or discharge of any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind or any liability, which lien or liability was not either shown on the Balance Sheet or incurred in the ordinary course of the Company's business after the Balance Sheet Date;

               (f) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of the Company other than in the ordinary course of the Company's business;

               (g) damage, destruction or loss, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on the Company;

               (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Company, any split, combination or recapitalization of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of the capital stock of the Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of the Company;

               (i) change or increase in the compensation payable or to become payable to any of the officers or employees of the Company, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of business consistent with the Company's past practice;

               (j) change with respect to the management, supervisory or other key personnel of the Company;

               (k) obligation or liability incurred by the Company to any of its officers, directors or stockholders except normal compensation and expense allowances payable to officers in the ordinary course of business consistent with the Company's past practice;

               (l) making of any loan, advance or capital contribution to, or any investment in, any officer, director or stockholder of the Company or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

               (m) entering into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business or any written or oral indication or assertion by the other party thereto of problems with the Company's services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

               (n) material change in the manner in which the Company extends discounts or credits to customers or otherwise deals with its customers;

               (o) entering into by the Company of any transaction, contract or agreement or the conduct of business or operations other than in the ordinary course of its business consistent with past practices;

               (p) any transfer or grant of a right under any Company IP Rights (as defined in Section 3.13 below), other than those transferred or granted in the ordinary course of the Company's business consistent with the Company's past practice; or

               (q) any agreement or arrangement made by the Company to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of the Company set forth in this Agreement untrue or incorrect as of the date when made.

        3.11 Contracts and Commitments. Schedule 3.11 to the Company Disclosure Letter sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments to which the Company is a party or to which the Company or any of its assets or properties is bound:

               (a) consulting or similar agreement under which the Company provides any advice or services to a customer of the Company for an annual compensation to the Company of $5,000 per year or more;

               (b) continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from the Company in an amount in excess of $35,000 per annum which is not terminable on ninety (90) days' or less notice without cost or other liability to the Company or in which the Company has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing rights relating to any product or services, group of products or services or territory;

               (c) contract providing for the development of software for the Company, or the license of software to the Company, which software is used or incorporated in any products currently distributed by the Company or to provide any services currently provided by the Company or is contemplated to be used or incorporated in any products to be distributed or services to be provided by the Company (other than software generally available to the public at a per copy license fee of less than $1,000 per copy);

               (d) joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

               (e) contract or commitment for the employment of any officer, employee or consultant of the Company or any other type of contract or understanding with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or other liability;

               (f) indenture, mortgage, trust deed, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

               (g) lease or other agreement under which the Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $10,000 per annum;

               (h) agreement or arrangement for the sale of any assets, properties, services or rights having a value in excess of $10,000, other than in the ordinary course of the Company's business consistent with its past practice;

               (i) agreement that restricts the Company from engaging in any aspect of its business, from participating or competing in any line of business or that restricts the Company from engaging in any business in any geographic area;

               (j)  Company IP Rights Agreement (as defined in Section 3.13);

               (k) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of the Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor; or

               (l)  contract with or commitment to any labor union;

               (m) any other agreement, contract, commitment or instrument that is material to the business of the Company or that involves a commitment by the Company in excess of $50,000.

               A copy of each agreement or document required by this Section to be listed on Schedule 3.11 to the Company Disclosure Letter (collectively, the "COMPANY MATERIAL AGREEMENTS") has been delivered to HNC's counsel. No consent or approval of any third party is required to ensure that, following the Effective Time, any Company Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction called for by this Agreement or any Company Ancillary Agreement.

        3.12 No Default. The Company is not in breach or default under any Company Material Agreement. The Company is not a party to any contract, agreement or arrangement which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company. The Company does not have any material liability for renegotiation of government contracts or subcontracts, if any.

        3.13   Intellectual Property.

               3.13.1 The Company owns, or has the right to use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of its business as presently conducted and as presently proposed to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "COMPANY IP RIGHTS"), and such rights to use, sell or license are sufficient for such conduct of its business.

               3.13.2 The execution, delivery and performance of this Agreement, the Agreement of Merger and the consummation of the Merger and the other transactions contemplated hereby and/or by the Company Ancillary Agreements and/or the CR Stockholder Ancillary Agreements will not constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right (the "COMPANY IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination, of any Company IP Right or materially impair the right of the Company or the Surviving Corporation to use, sell or license any Company IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on the Company or the Surviving Corporation). There are no royalties, honoraria, fees or other payments payable by the Company to any person by reason of the ownership, use, license, sale or disposition of the Company IP Rights.

               3.13.3 Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by the Company or currently under development by the Company violates any license or agreement between the Company and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right nor, to the knowledge of the Company, is there any basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of the Company, is there any basis for any such assertion. To the knowledge of the Company, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject the Company to any liability.

               3.13.4 The Company has taken reasonable and practicable steps designed to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and all the Company's proprietary rights therein. All officers, employees and consultants of the Company having access to proprietary information have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company; and copies of the form of all such agreements have been delivered to HNC's counsel.

               3.13.5 Schedule 3.13 to the Company Disclosure Letter contains a list of all Company IP Rights and all worldwide applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by the Company to secure, perfect or protect its interest in the Company IP Rights, including, without limitation, all patents, patent applications, copyrights (whether or not registered), copyright applications, trademarks and service marks (whether or not registered) and trademark and service mark applications.

               3.13.6 As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source and object code, algorithms, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, programmers' notes, memoranda and records.

               3.13.7 The Company has not agreed to indemnify any person for any infringement of any Intellectual Property Rights of any third party by any product or service that has been sold, licensed, leased, supplied or provided by the Company.

        3.14 Compliance with Laws. The Company has complied, and is now and at the Closing Date will be in compliance, in all material respects, with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business. The Company holds all permits, licenses and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business.

        3.15 Certain Transactions and Agreements. None of the officers, directors, employees or stockholders of the Company, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with the Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to HNC and except for agreements related to the purchase of the stock of the Company by, or the grant of Company Options to, such persons. None of said officers, directors, employees or stockholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any the Company IP Rights or any other Intellectual Property Rights) that is used in or that pertains to the business of the Company, except for the normal rights of a stockholder.

        3.16   Employees, ERISA and Other Compliance.

               3.16.1 The Company is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of the Company and their current compensation is set forth on
Schedule 3.16.1 to the Company Disclosure Letter. The Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

               3.16.2 The Company (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization and (iv) does not have any current labor disputes. The Company has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

               3.16.3 The Company has no pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No Company pension plans are subject to Title IV of ERISA.

               3.16.4 Schedule 3.16.4 to the Company Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by the Company and covers any employee or former employee of the Company. Such contracts, plans and arrangements as are described in this Section
3.16.4 are hereinafter collectively referred to as COMPANY BENEFIT Arrangements." Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement. The Company has delivered to HNC or its counsel a complete and correct copy or description of each Company Benefit Arrangement.

               3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof for the Company's fiscal year ended December 31, 1996.

               3.16.6 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect the Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the Company Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on the Company, or in a material adverse effect on the business, operations or financial condition of HNC.

               3.16.7 No benefit payable or which may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of or arising under this Agreement or the Agreement of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. the Company is not a party to any: (a) agreement (other than as described in (b) below) with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of any of the transactions contemplated by this Agreement, the Agreement of Merger or any Company Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Agreement of Merger or any Company Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Agreement of Merger or any Company Ancillary Agreement.

        3.17 Corporate Documents. The Company has made available to HNC for examination all documents and information listed in the Company Disclosure Letter or in any schedule thereto or in any other exhibit or schedule called for by this Agreement which have been requested by HNC's legal counsel, including, without limitation, the following: (a) copies of the Company's Articles of Incorporation and Bylaws as currently in effect; (b) the Company's Minute Book containing all records of all proceedings, consents, actions, and meetings of the Company's stockholders, board of directors and any committees thereof; (c) the Company's stock ledger and journal reflecting all stock issuances and transfers; (d) all permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents; and (e) all agreements of the Company required to be listed in Schedule 3.11 to the Company Disclosure Letter.

        3.18 No Brokers. Neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby, and HNC will incur not liability to any such investment banker, broker, finder or similar party as a result of any act or omission of the Company, any of its employees, officers, directors, stockholders, agents or affiliates.

        3.19   Books and Records.

               3.19.1 The books, records and accounts of the Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years,
(c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Company Financial Statements.

               3.19.2 The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and
(ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        3.20 Insurance. During the prior three years, the Company has maintained, and the Company now maintains, fire and casualty, general liability, business interruption, product liability, errors and omissions, and sprinkler and water damage insurance with respective insurers, and in the respective amounts, set forth in Schedule 3.20 to the Company Disclosure Letter.

        3.21   Environmental Matters.

               3.21.1 Definitions. The following capitalized terms shall have the meanings set forth below:

                      (a) "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                      (b) "HAZARDOUS MATERIALS" means (i) any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by the laws of any state, local, federal or other governmental authority or jurisdiction, including but no limited to the State of California and the United States Government, and includes but is not limited to
(a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to persons or cause any real property to be in violation of any Environmental Laws, (b) to the extent so regulated, asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to Section 311 of the Clean Water Act, 33 U.S.C.

section. 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) "chemical substance," "new chemical substance," or "hazardous chemical substance or mixture" pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (g) "hazardous substances" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., and (h) "hazardous waste" pursuant to
Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., and (ii) as of any date of determination, any additional substances or materials which now or hereafter may be incorporated in or added to the definition of "economic poison," "chemical substance," "new chemical substance," "hazardous chemical substance or mixture," "hazardous waste," "hazardous substance" or "toxic substance" or similar substance for purposes of any Environmental Law.

               3.21.2 Environmental Obligations. Each facility or site at which the Company or any of its predecessors-in-interest conducts any business or has previously conducted any business (each a "FACILITY", collectively, the "FACILITIES") is not (and with respect to each such previously owned, used or operated Facility was not, when the Company or its predecessors left such Facility) in violation of any Environmental Laws, including any laws or regulations relating to industrial hygiene, disposal of Hazardous Substances or the environmental conditions on or under such properties or facilities, including but not limited to, soil and groundwater conditions. During the time that the Company or any of its predecessors-in-interest have owned, leased or occupied any Facility, the Company or its predecessors have not used, generated, manufactured or stored on or under any part of any such Facility, or transported to or from any part of any Facility, any Hazardous Substances in violation of any Environmental Laws. There has been no presence, disposal, release or threatened release of any Hazardous Substances on, from or under any part of the Facility and no Hazardous Substances are currently present in, on, under or about any of the Facilities or their groundwater or soil.

               3.21.3 Environmental Obligations. The Company is conducting, and at all times has conducted, its business and operations, and has occupied and used the Facilities in accordance with and in compliance with all Environmental Laws so as not to give rise to liability under any Environmental Laws. To the Company's knowledge (including without limitation the knowledge of any officer or manager of the Company responsible for environmental compliance issues (as well as senior management), there is no reasonable basis to believe or suspect that the Company's business has been conducted or is being conducted in violation of any Environmental Laws, and the Company does not have any knowledge of pending or proposed changes to any Environmental Laws which would require any changes in any of the Company's Facilities, equipment, operations or procedures or affect such business or the cost to the Company of conducting its business as now conducted.

               3.21.4 Compliance, Disclosure of Environmental Conditions. No conditions, circumstances or activities have existed or currently exist with respect to the Facilities or the business or property of the Company, or property which could reasonably be expected to result in recovery by any governmental authority or other person of any remedial or removal costs, response costs, natural resource damages or other costs, expenses or damages arising from or relating to any alleged injury or threat of injury or harm to public health, safety or the environment. No conditions, circumstances or activities have existed or currently exist with respect to the Company's business or property (including without limitation the Facilities) that could reasonably be expected to subject the Company or HNC to any administrative, civil or criminal liability, injunctive relief, penalty or obligation, whether under common law, equitable theory, or pursuant to Environmental Laws, or which in the future could reasonably be expected to result in or may have in the past resulted in actual or threatened damage, harm, or impairment of, or a threat to, public health, safety or the environment.

               3.21.5 No Outstanding Orders or Actions. There are no outstanding orders, injunctions or decrees against the Company, nor are there any pending or threatened investigations of any kind against the Company, concerning any environmental, public health, safety or land use matters or other Environmental Laws, including, but not limited to, the emission, discharge or release of hazardous or toxic substances or wastes, pollutants, or contaminants into the environment or work place, or the management of hazardous or toxic substances or wastes, pollutants or contaminants. There are no actions, suits or administrative, arbitral or other proceedings alleged, claimed, pending, affecting or, to the Company's knowledge threatened against the Company at law or in equity with respect to any environmental, public health, safety or land use matters or other Environmental Laws, and to the Company's knowledge, there are no existing grounds on which any such action, suit or proceedings might be commenced.

               3.21.6 No Waste Disposal. Any chemicals and chemical products that are used for the conduct of Company's business have not been processed, have not been and are not intended to be discarded, and are not waste or waste materials. All Hazardous Substances and waste materials generated, used, transported, treated, stored or disposed of in connection with the Company's business are handled, stored, treated and disposed of in accordance with applicable Environmental Laws. Schedule 3.21 of the Company Disclosure Letter describes all Hazardous Materials present on properties leased or owned by Company or which has been treated, stored or disposed of in connection with the business of the Company on such properties. At no time has any radioactive waste been treated on any properties leased or owned by Company.

        3.22 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by the Company to HNC under this Agreement, or any other documents delivered by the Company to HNC regarding the Company's business (including without limitation any information regarding the Company to be contained in the Proxy Statement, or used to prepare the Proxy Statement), taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF HNC AND SUB

        HNC and Sub hereby represent and warrant that, except as set forth in the letter addressed to the Company from HNC and dated as of the Agreement Date which has been delivered by HNC to the Company concurrently herewith (the "HNC DISCLOSURE LETTER"), each of the following representations, warranties and statements in this Article 4 are true and correct:

        4.1 Organization and Good Standing. HNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as proposed to be conducted.

        4.2    Power, Authorization and Validity.

               4.2.1 HNC has the right, power and authority to enter into, execute and perform its obligations under this Agreement and the HNC Ancillary Agreements. The execution, delivery and performance of this Agreement and the HNC Ancillary Agreements by HNC have been duly and validly approved and authorized by HNC's Board of Directors. The issuance of the shares of HNC Common Stock to be issued in the Merger requires the approval of HNC's stockholders. Sub has the right, power and authority to execute, deliver and perform its obligations under this Agreement, and upon approval of the Merger and the Agreement of Merger by Sub's sole stockholder, Sub will have the right, power and authority to execute, deliver and perform the Agreement of Merger and all other Sub Ancillary Agreements. The execution, delivery and performance of this Agreement, the Agreement of Merger and all other Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by Sub's Board of Directors.

               4.2.2 No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to enable HNC or Sub to enter into, and to perform its obligations under, this Agreement, the HNC Ancillary Agreements or the Sub Ancillary Agreements, respectively, except for
(a) the filing with the SEC of the Proxy Statement relating to the meeting of the stockholders of HNC to be held with respect to the issuance of shares of HNC Common Stock and the HNC Options in connection with the Merger and the SEC's approval of such Proxy Statement (or failure to respond or object to the distribution of such Proxy Statement within the time required by applicable law and regulations), (b) the filing by the Company of such reports and information with the SEC under the 1934 Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby; (c) the filing with the SEC of a Form D, if so elected by HNC; (d) the filing of the Agreement of Merger (or the Certificate of Merger) with the Delaware Secretary of State and any such further documents as may be required under the Delaware General Corporation Law to effect the Merger; (e) the filing of the Agreement of Merger (and related officers' certificates) with the California Secretary of State and any such further documents as may be required under the California Corporations Code to effect the Merger; (f) such filings and notifications as may be necessary under the HSR Act and the expiration of applicable waiting periods under the HSR Act;
(g) such other filings as may be required by the Nasdaq National Market System with respect to the HNC Merger Shares to be issued in the Merger and the Company Options to be assumed by HNC in the Merger; (h) the approval of the issuance of shares of HNC Common Stock in the Merger by the stockholders of HNC in accordance with applicable law, HNC's Certificate of Incorporation and Bylaws, and the approval of this Agreement, the Agreement of Merger and the Merger by the stockholder of Sub; and (i) such other filings, if any, as may be required to comply with federal and state securities laws.

               4.2.3 This Agreement and the HNC Ancillary Agreements are, or when executed by HNC will be, valid and binding obligations of HNC, enforceable in accordance with their respective terms, except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

        4.3    Capital Structure.

               4.3.1 Stock. The authorized capital stock of HNC consists of 50,000,000 shares of HNC Common Stock, $0.001 par value per share, and 4,000,000 shares of Preferred Stock, $0.001 par value per share (the "HNC PREFERRED STOCK"). At the close of business on June 30, 1997, 19,420,732 shares of HNC Common Stock were issued and outstanding. No shares of HNC Preferred Stock are issued or outstanding. All outstanding shares of HNC Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 100 shares of Common Stock, $0.001 par value per share, of which 100 shares are validly issued, fully paid and nonassessable, all of which are owned by HNC.

               4.3.2 Options. As of the Agreement Date, options to purchase an aggregate of approximately 3,635,131 shares of HNC Common Stock are outstanding under all stock option and equity incentive plans of HNC.

               4.3.3 No Other Options, Etc. Except for the HNC stock options described in Section 4.3.2 above, options to be potentially granted to new employees pursuant to outstanding employment offer letters, and rights of HNC employees to subscribe for shares of HNC Common Stock under the HNC 1995 Employee Stock Purchase Plan, as of the Agreement Date, there are no outstanding options, warrants, convertible or other securities of HNC entitling any party to purchase or acquire shares of HNC Common Stock.

        4.4 No Violation of Material Agreements. Neither the execution and delivery of this Agreement nor any HNC Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any HNC Ancillary Agreement, will conflict with, or (with or without notice or lapse of time, or both) result in: (a) a termination, breach, impairment or violation of (i) any provision of the Certificate of Incorporation or Bylaws of HNC, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation to which HNC or its assets or properties is subject; or (b) a termination, or a material breach, impairment or violation, of any material instrument or contract to which HNC is a party or by which HNC or its properties are bound.

        4.5 Disclosure. HNC has made available to the Company a disclosure package consisting of (i) HNC's annual report on Form 10-K (as subsequently amended on Form 10-K/A) for HNC's fiscal year ended December 31, 1996; (ii) all Form 10-Q's that have been filed by HNC with the SEC prior to the Agreement Date with respect to any fiscal quarter of the Company's fiscal year ending December 31, 1997; (iii) the Company's Proxy Statement for its annual meeting of stockholders held on May 22, 1997; and (iv) the Company's Registration Statement on Form S-3 dated March 4, 1997 (collectively, the "HNC DISCLOSURE PACKAGE"). As of their respective filing dates, documents filed by HNC with the SEC and included in the HNC Disclosure Package complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be. The HNC Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to the Company pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading in any material respect.

        4.6 Validity of Shares. The shares of HNC Common Stock to be issued pursuant to the Merger will, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by HNC, and (b) will be free and clear of any liens and encumbrances except for applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the 1933 Act and Rule 144 promulgated under the 1933 Act, under applicable "blue sky" state securities laws and under any Company Affiliate Agreement to be executed pursuant to this Agreement.

        4.7 No Brokers. HNC is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby for which the Company or either of the CR Stockholders will incur any liability.

        4.8 No Material Adverse Change. Since the date of HNC's Report on Form 10-Q for its fiscal quarter ended March 31, 1996, there has been no material adverse change in the business, operations or financial condition of HNC and its subsidiaries, taken as a whole.

        4.9 No Violation of Existing Agreements. HNC has not received notice from any third party that it is or would, with the passage of time, be (i) in material violation of any provision of the Certificate of Incorporation or Bylaws of HNC; or (ii) in default or violation of any material term, condition or provision of (a) any material judgment, decree, order, injunction or stipulation applicable to HNC or (b) any currently effective material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license, which default or violation would have a material adverse effect on the business, operations or financial condition of HNC and its subsidiaries, taken as a whole.

        4.10 Litigation. There is no action, claim, suit, arbitration, proceeding, claim or investigation pending against HNC before any court, administrative agency or arbitrator that, if determined adversely to HNC, is likely to have a material adverse effect on HNC's financial condition or results of operation, nor, to HNC's knowledge, has any such action, suit, proceeding, arbitration, claim or investigation been threatened.

        4.11 Customer Relationship. As of the Agreement Date, HNC has not received notification from any Significant Customer (as defined below) that such Significant Customer intends to terminate any agreement or contract that such Significant Customer has with HNC or any of HNC's subsidiaries, where such termination would have a material adverse effect on the business, operations or financial condition of HNC and its subsidiaries, taken as a whole. As used herein, a "SIGNIFICANT CUSTOMER" means any of the customers of HNC or any of its subsidiaries during HNC's fiscal year ended December 31, 1996 ("FISCAL 1996") who is among the top five customers of HNC and its subsidiaries in Fiscal 1996 in terms of the revenue derived per customer that is reflected on HNC's income statement for Fiscal 1996.

                                    ARTICLE 5
                      PRE-CLOSING COVENANTS OF THE COMPANY
                             AND THE CR STOCKHOLDERS

        During the period from the Agreement Date until the earlier to occur of
(i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, the Company and the CR Stockholders covenant and agree with HNC as follows:

        5.1 Advice of Changes. The Company will promptly advise HNC in writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Section 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in the Company's business, results of operations or financial condition. The Company will deliver to HNC within fifteen (15) days after the end of each monthly accounting period ending after the Agreement Date and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements will be prepared in the ordinary course of its business, consistent with its past practice in accordance with the Company's books and records and generally accepted accounting principles and will fairly present the financial position of the Company as of their respective dates and the results of the Company's operations for the periods then ended.

        5.2 Maintenance of Business. The Company will carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If the Company becomes aware of a material deterioration in the relationship with any key customer, key supplier or key employee, it will promptly bring such information to the attention of HNC in writing and, if requested by HNC, will exert reasonable commercial efforts to promptly restore the relationship.

        5.3 Conduct of Business. The Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent and approval (which may be given verbally to be promptly followed by written confirmation) of the President or Chief Financial Officer of HNC:

               (a) borrow or lend any money other than advances to employees for travel and expenses that are incurred in the ordinary course of the Company's business consistent with the Company's past practice;

               (b) enter into any transaction or agreement not in the ordinary course of the Company's business consistent with the Company's past practice;

               (c) encumber or permit to be encumbered any of its assets;

               (d) sell, transfer or dispose of any of its assets except in the ordinary course of the Company's business consistent with the Company's past practice;

               (e) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible except for the lease of offices at the Millennium Center in Irving, Texas for an approximately five (5) year term, a draft of which lease has been previously delivered to HNC;

               (f) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with the Company's past practices not to exceed 5% of such officer's, employee's or consultant's base annual compensation, and except pursuant to existing arrangements previously disclosed to and approved in writing by HNC) or enter into any new employment or consulting agreement with any such person;

               (g) change any of its accounting methods;

               (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities pay or distribute any cash or property to any Company stockholder or securityholder or make any other cash payment to any shareholder or securityholders of the Company that is unusual, extraordinary, or not made in the ordinary course of the Company's business consistent with its past practice;

               (i) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of the Company's business, consistent with its past practice, and which are not material in amount or effect;

               (j) guarantee or act as a surety for any obligation of any third party;

               (k) waive or release any material right or claim except in the ordinary course of its any mortgage, deeds of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind, consistent with the Company's past practice;

               (l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock; provided, however, that notwithstanding the foregoing, the Company may issue shares of Company Common Stock issuable upon the exercise of the Company Options that are outstanding on the Agreement Date in accordance with their terms as now in effect;

               (m) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (n) merge, consolidate or reorganize with, or acquire, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or agreement for such purpose;

               (o) amend its Articles of Incorporation or Bylaws;

               (p) license any of its technology or intellectual property except in the ordinary course of its business consistent with past practice;

               (q) change any insurance coverage or issue any certificates of insurance;

               (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to HNC for its review prior to filing;

               (s) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of the Company, any Company stock options, warrants or other Company securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of the Company or (ii) the vesting or release of any shares of capital stock or other securities of the Company from any repurchase options or rights of refusal held by the Company or any other party or any other restrictions unless such accelerations/modifications are expressly required and mandated by the terms of a formal written agreement or plan that was entered into prior to the execution of the Plan by HNC and the Company; or

               (t) purchase or otherwise acquire, or sell or otherwise dispose of: (i) any shares of HNC Common Stock or other HNC securities or (ii) any securities whose value is derived from or determined with reference to, in whole or in part, the value of HNC stock or other HNC securities.

               (u) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(t).

        5.4 Company Stockholder Approval; Stockholder Agreements. The Company has obtained the unanimous written consent of its stockholders, in compliance with applicable law and the Company's Articles of Incorporation and Bylaws, both as amended, approving this Agreement, the Agreement of Merger, the Merger, and related matters (such Company stockholders' written consent is hereinafter referred to as the "COMPANY STOCKHOLDER VOTE"). The Company's Board of Directors and the CR Stockholders will not take any action whatsoever to revoke, modify, invalidate, or withdraw the Company Stockholder Vote. Concurrently with the execution of this Agreement, each of the CR Stockholders has executed and delivered to HNC a Company Stockholder Agreement in the form attached hereto as
Exhibit I agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

        5.5 Letter of the Company's Accountants. The Company will use its best efforts to cause to be delivered to HNC a letter of Deloitte & Touche LLP, the Company's independent accountants, addressed to HNC and dated as of a date within two (2) business days before the date on which (i) HNC's Proxy Statement is filed with the SEC and within two (2) business days before the date on which HNC (or its agent) mails the Proxy Statement to HNC's stockholders, in form and substance reasonably satisfactory to HNC and customary in scope and substance for letters delivered by independent accountants in connection with registration statements.

        5.6 Assistance With Proxy Statement. The Company will promptly provide all information relating to its business or operations necessary for inclusion in the Proxy Statement to satisfy all requirement of applicable federal and state securities laws. The Company will be solely responsible for any statement, information or omission in the Proxy Statement relating to the Company or its affiliates that is based upon (and accurately reflects) written information provided by the Company.

        5.7 Regulatory Approvals. The Company will promptly execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or any other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which HNC may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement, any Company Ancillary Agreement or any CR Stockholder Ancillary Agreement. The Company will use its best efforts to obtain, and to cooperate with HNC to promptly obtain, all such authorizations, approvals and consents.

        5.8 Necessary Consents. The Company will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this
Article 5 to allow the consummation of the transactions contemplated hereby and to allow HNC to carry on the Company's business after the Effective Time.

        5.9 Litigation. The Company will notify HNC in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

        5.10 No Other Negotiations. From the Agreement Date until the earlier of termination of this Agreement in accordance with Section 10 or consummation of the Merger, neither the Company nor any CR Stockholder will, nor will the Company or any CR Stockholder authorize, encourage or permit any officer, director, employee, stockholder or affiliate of the Company or any other person, on its or their behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than HNC), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of the Company's business, assets or capital stock by merger, consolidation, sale of assets, sale of stock, tender offer or any other form of business combination ("ALTERNATIVE TRANSACTION"). The Company will promptly notify HNC orally and in writing of any such inquiries or proposals. In addition, neither the Company nor any CR Stockholder will execute, enter into or become bound by (a) any letter of intent or agreement or commitment between the Company and any third party that is related to an Alternative Transaction or (b) any agreement or commitment between the Company and a third party providing for an Alternative Transaction.

        5.11 Access to Information. Until the Closing, the Company will allow HNC and its agents reasonable access to the files, books, records and offices of the Company, including, without limitation, any and all information relating to the Company's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of the Confidentiality Agreement between the Company and HNC dated as of

June 15, 1997 (the "CONFIDENTIALITY AGREEMENT"). The Company will cause its accountants to cooperate with HNC and its agents in making available all financial information reasonably requested by HNC, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

        5.12 Satisfaction of Conditions Precedent. The Company and the CR Stockholders will use their best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Articles 8 and 9, and the Company and the CR Stockholders will use their best efforts to cause the transactions contemplated by this Agreement to be consummated; and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the Merger and all other transactions contemplated by this Agreement and the Company Ancillary Agreements. In particular, the Company and the CR Stockholders will use their best efforts to cause the Merger to become effective in accordance with this Agreement by December 31, 1997.

        5.13 Company Affiliate Agreements. Concurrently with the execution of this Agreement, the Company will deliver to HNC a letter identifying all the Company's directors, executive officers, ten percent (10%) or greater shareholders (and affiliates of such persons who are the Company stockholders) and all persons or entities who are "affiliates" of the Company within the meaning of Rule 144 or Rule 405 under the 1933 Act at the time this Agreement is executed ("COMPANY AFFILIATES"). The Company will use its best efforts to cause each Company Affiliate to execute and deliver to HNC, as promptly as practicable after the Company's signing of this Agreement, an Affiliate Agreement in substantially the form of Exhibit J (the "COMPANY AFFILIATE AGREEMENT") and each CR Stockholder shall execute and deliver a Company Affiliate Agreement to HNC concurrently with the execution of this Agreement. In addition, the Company will use its best efforts to cause each person or entity who may become a Company Affiliate after the Agreement Date and before the Effective Time to execute and deliver a Company Affiliate Agreement to HNC promptly after such person or entity becomes a Company Affiliate.

        5.14 Blue Sky Laws. The Company will use its best efforts to assist HNC to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

        5.15 Pooling. The Company will cooperate with HNC to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests for accounting and financial reporting purposes. Following the Agreement Date, the Company will not take any action if, prior to taking such action, the Company has been informed by HNC or its accountants that, in the opinion of HNC's accountants, taking such action may preclude HNC from accounting for the Merger as a "pooling of interests" for accounting and financial reporting purposes and HNC or its accountants promptly give the Company a writing that states in reasonable detail the action(s) that HNC or its accountants request the Company not to take.

        5.16 Certain Investments; Agreements. The Company does not own, and will not make any purchase or other acquisition of, or investment in, any shares of HNC Common Stock or other securities of HNC. The Company will not enter into any agreement with any holders of HNC shares calling for either the Company or HNC to retire or reacquire all or part of the HNC shares to be issued pursuant to the Merger. The Company will not enter into any financial arrangements for the benefit of any Company stockholder which, in effect, would negate the exchange of equity securities contemplated under this Agreement and the Merger, including without limitation any loan or other financial arrangement at abnormally low interest rates, or any guarantee of loans secured by HNC shares to be issued pursuant to the Merger.

        5.17 Company Dissenting Shares. As promptly as practicable after the date of the Company Stockholder Vote and prior to the Closing Date, the Company will furnish HNC with the name and address of each holder (or potential holder) of any Company Dissenting Shares (if any) and the number of Company Dissenting Shares (or potential Company Dissenting Shares) owned by each such holder.

        5.18 Termination of Registration and Voting Rights. All registration rights agreements and voting agreements applicable to or affecting any outstanding shares or other securities of the Company will be duly terminated and canceled by no later immediately prior to the Effective Time.

        5.19 Invention Assignment and Confidentiality Agreements. The Company will use its best efforts to obtain from each employee and consultant of the Company who has had access to any software, technology or copyrightable, patentable or other proprietary works owned or developed by the Company, or to any other confidential or proprietary information of the Company or its clients, an invention assignment and confidentiality agreement in a form reasonably acceptable to HNC, duly executed by such employee or consultant and delivered to the Company.

        5.20 Non-Competition and Employment Agreements. Each of the CR Stockholders shall execute and deliver to HNC at the Closing a Non-Competition Agreement in the form attached hereto as Exhibit L (the "NON-COMPETITION AGREEMENT") and an Employment Agreement in the form attached hereto as Exhibit M (the "EMPLOYMENT AGREEMENT"), respectively.

        5.21 Closing of Merger. Neither the Company nor the CR Stockholders will refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to the Company's obligations to effect the Merger under
Article 8 hereof have been satisfied or waived by the Company.

                                    ARTICLE 6
                                  HNC COVENANTS

        During the period from the Agreement Date until the earlier to occur of
(i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, HNC covenants and agrees as follows:

        6.1 Advice of Changes. HNC will promptly advise the Company in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of HNC contained in this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate in any material respect and (b) of any material adverse change in HNC's business, results of operations or financial condition.

        6.2 Regulatory Approvals. HNC will execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which the Company may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the HNC Ancillary Agreements in accordance with the terms of this Agreement. HNC will use its best efforts to obtain all such authorizations, approvals and consents.

        6.3 Satisfaction of Conditions Precedent. HNC will use its best efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and HNC will use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. In particular, HNC will use its best efforts to cause the Merger to become effective in accordance with this Agreement by December 31, 1997.

        6.4 HNC Stockholder Approval. HNC will call and hold a special meeting of its stockholders as promptly as is reasonably practicable to submit for the vote, consideration and approval of HNC's stockholders a proposal to approve the issuance of shares of HNC Common Stock and the issuance of HNC Options in the Merger (such vote of HNC stockholders is hereinafter referred to as the "HNC STOCKHOLDER VOTE"). Such approval will be recommended by HNC's Board of Directors and management. Such HNC Stockholders' meeting will be called, held and conducted, and any proxies or written consents will be solicited, in compliance with HNC's Certificate of Incorporation and Bylaws and applicable law. In connection with such special stockholders' meeting, HNC will mail to its stockholders (after obtaining necessary approval or clearance from the SEC), for the purpose of soliciting the HNC Stockholder Vote, the Proxy Statement complying with the proxy regulations promulgated under the 1934 Act. HNC will be solely responsible for any statement, information or omission in the Proxy Statement relating to HNC or its affiliates.

        6.5 Blue Sky Laws. HNC will take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

        6.6 Listing of Additional Shares. HNC will file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of HNC Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the HNC Options to be issued in the Merger upon the conversion of outstanding Company Options.

                                    ARTICLE 7
                                 CLOSING MATTERS

        7.1 The Closing. Subject to termination of this Agreement as provided in Section 10 below, the closing of the transactions to consummate the Merger (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Standard Time on the first business day after all of the conditions to Closing set forth in Sections 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement, or on such later day as HNC and the Company may mutually agree on (the "CLOSING DATE"). Concurrently with the Closing, the Agreement of Merger (or a Certificate of Merger) will be filed with the Delaware Secretary of State, and the Agreement of Merger (and related officers' certificates) will be filed with the California Secretary of State.

        7.2    Exchange of Certificates.

               7.2.1 At the Closing, each holder of shares of Company Stock will surrender the certificate(s) for such shares (each a "COMPANY CERTIFICATE"), duly endorsed to HNC for cancellation as of the Effective Time. Promptly after the Effective Time and receipt of such Company Certificates, HNC or its transfer agent will issue to each tendering holder of a Company Certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to Section 2.1.2 (less the Escrow Shares to be placed in escrow pursuant to Section 2.4 and the Escrow Agreement) and HNC or its transfer agent will pay by check to each tendering holder cash in lieu of fractional shares in the amount payable to such holder in accordance with Section 2.1.4. At the Closing, HNC will deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

               7.2.2 No dividends or distributions payable to holders of record of HNC Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Company Certificate until the holder of such unsurrendered Company Certificate surrenders such Company Certificate to HNC as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Company Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to HNC Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

               7.2.3 After the Effective Time there will be no further registration of transfers on the stock transfer books of the Company or its transfer agent of the Company Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

               7.2.4 Until Company Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1 above, such Company Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of HNC Common Stock into which such shares of Company Common Stock will have been converted pursuant to Section 2.1.2 and the Agreement of Merger.

                                    ARTICLE 8
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

        The Company's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company, but only in a writing signed by the Company):

        8.1 Accuracy of Representations and Warranties. The representations and warranties of HNC set forth in Section 4 (as qualified by the HNC Disclosure Letter) will be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and the Company will have received a certificate to such effect executed by HNC's President or Chief Financial Officer.

        8.2 Covenants. HNC will have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing, and the Company will have received a certificate to such effect signed by HNC's President or Chief Financial Officer.

        8.3 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger will have been duly and validly approved and adopted by HNC's Board of Directors in accordance with applicable law and HNC's Certificate of Incorporation and Bylaws and the issuance of shares of HNC Common Stock in the Merger and the grant of HNC Options upon conversion of Company Options in the Merger will have been duly and validly approved and adopted by HNC's stockholders in accordance with applicable law and HNC's Certificate of Incorporation and Bylaws. The principal terms of the Agreement of Merger will have been approved and adopted by Sub's Board of Directors and sole stockholder in accordance with applicable law and Sub's Certificate of Incorporation and Bylaws.

        8.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of HNC. There will not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by this Agreement.

        8.5 Government Consents; HSR Act Compliance. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by HNC or the Company.

        8.6 Opinion of HNC's Counsel. the Company will have received from counsel to HNC, an opinion substantially in the form of Exhibit N.

        8.7 Nasdaq National Market Listing. The shares of HNC Common Stock issuable to the Company Stockholders in the Merger pursuant to Section 2.1.2 hereof, and the shares of HNC Common Stock issuable upon the exercise of HNC Options issued upon the assumption of Company Options in the Merger pursuant to
Section 2.2 hereof, shall be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

        8.8 Tax Status. The Company shall not have been advised in writing by Deloitte & Touche, LLP, the Company's accountants, that, by reason of any act or omission on the part of HNC, the Merger will not be eligible to be treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code.

                                    ARTICLE 9
                        CONDITIONS TO OBLIGATIONS OF HNC

        The obligations of HNC hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by HNC, but only in a writing signed by HNC):

        9.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Section 3 (as qualified by the Company Disclosure Letter) will be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and HNC will have received a certificate to such effect executed by the Company's President and Chief Financial Officer.

        9.2 Covenants. The Company will have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and HNC will have received a certificate to such effect signed by the Company's President and Chief Financial Officer.

        9.3 No Material Adverse Change. There will not have been any material adverse change in the financial condition, properties, assets, liabilities, business, results of operations or operations of the Company and its subsidiaries, taken as a whole, and HNC will have received a certificate to such effect signed by the Company's President and Chief Financial Officer.

        9.4 Compliance with Law; No Legal Restraints; No Litigation. There will not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; (ii) HNC's payment for, or acquisition or purchase of, some or all of the shares of Company Common Stock or any material part of the assets of the Company; (iii) HNC's direct or indirect ownership or operation of all or any material portion of the business or assets of the Company; or (iv) HNC's ability to exercise full rights of ownership with respect to the Surviving Corporation or its shares, including but not limited to any restrictions on HNC's ability to vote the shares of the Surviving Corporation. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of the Company or which asserts that the Company's or HNC's negotiations regarding this Agreement, HNC's or the Company's entering into this Agreement or the Company's or HNC's consummation of the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement or any CR Stockholder Ancillary Agreement, breaches or violates any agreement or commitment of the Company or constitutes tortious conduct on the part of HNC or the Company.

        9.5 Government Consents; HSR Act Compliance. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by HNC or the Company.

        9.6 Opinion of Company's Counsel. HNC will have received from Phillips & Haddan, counsel to the Company, an opinion substantially in the form of Exhibit O.

        9.7 Consents. HNC will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Company Disclosure Letter or reasonably deemed necessary by HNC's legal counsel to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of the Company after the Merger and the preservation of the Company's IP Rights and other assets and properties after the Merger and for HNC to consummate the Merger and the other transactions contemplated by this Agreement, the Company Ancillary Agreements and the CR Stockholder Ancillary Agreements and in form and substance reasonably satisfactory to HNC.

        9.8 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger, the Merger and the Company Ancillary Agreements will have been duly and validly approved and adopted, as required by applicable law and the Company's Articles of Incorporation and Bylaws, by (a) the Company's Board of Directors and (b) the valid and affirmative vote of outstanding shares of Company Common Stock (and any other Company securities (if any) entitled to vote thereon) representing not less than one hundred percent (100%) of the voting power of all issued and outstanding Company Common Stock and all other Company voting securities (if any).

        9.9 HNC Stockholder Approval. The issuance of the shares of HNC Common Stock to be issued in the Merger and the grant of HNC Options upon conversion of Company Options in the Merger will have been duly and validly approved and adopted by HNC's stockholders in accordance with applicable law and HNC's Certificate of Incorporation and Bylaws.

        9.10 No Dissenting Shares. No shares of the capital stock of the Company will be eligible to exercise or perfect any statutory appraisal rights of dissenting shareholders under applicable law.

        9.11 Affiliate Agreements. Each CR Stockholder and each Company Affiliate who is to receive HNC Common Stock in the Merger will have executed and delivered to HNC a Company Affiliate Agreement in the form of Exhibit J.

        9.12 Non-Competition Agreement. HNC will have received from each of the CR Stockholders a fully executed copy of a Non-Competition Agreement in the form of Exhibit L.

        9.13 Employment Agreement. HNC will have received from each of the CR Stockholders a fully executed copy of an Employment Agreement in the form of Exhibit M.

        9.14 Escrow Agreement. HNC will have received a fully executed copy of the Escrow Agreement in the form of Exhibit B executed by the Escrow Agent, the Representative and each of the Company Stockholders.

        9.15 Fairness Opinion. HNC's Board of Directors shall have received a written opinion, addressed to HNC's Board of Directors, from Robertson, Stephens & Company, that the Merger is fair to HNC and its stockholders from a financial point of view.

        9.16 Resignation of Directors. The directors of the Company in office immediately prior to the Effective Time of the Merger (other than any such director who is designated in Section 2.5(g) to be a director of the Company immediately after the Effective Time) will have resigned as directors of the Surviving Corporation effective as of the Effective Time.

        9.17 Pooling Opinions. HNC will have been advised in writing, as of the Effective Time, by Price Waterhouse LLP that, in accordance with generally accepted accounting principles, the Merger qualifies to be treated as a "pooling of interests" for accounting purposes, and the Company will have been advised in writing, as of the Effective Time, by Deloitte & Touche LLP that, in accordance with generally accepted accounting principles, the Company is eligible to participate in a transaction that qualifies as a "pooling of interests" for accounting purposes.

        9.18 No Derivative Securities. All Company Derivative Securities, if any will have been exercised in full and thereby converted into shares of Company Common Stock in accordance with their current terms and conditions, so that no the Company Derivative Securities will be outstanding immediately prior to the Effective Time.

        9.19 Tax Allocation Agreement. HNC, the Company, and the CR Stockholders shall have entered into a Tax Allocation Agreement in form and substance reasonably satisfactory allocating items of tax significance (such as income, deductions and credits, etc.) between the short tax year of the Company ended at the Effective Time and the remaining tax year of the Company commencing immediately after the Effective Time.

        9.20 Bylaw Amendment. The authorized number of directors of the Company shall be a total of exactly five (5) directors, and the Company's Bylaws shall have been duly amended to authorize a total of exactly five (5) directors.

        9.21 Investment Letters Executed. Each of the CR Stockholders shall have executed and delivered to HNC an Investment Representation Letter and each holder of an outstanding Company Option shall have executed and delivered to HNC an Optionee Investment Representation Letter.

        9.22 No Impediment from Buy-Sell Agreement. Nothing in that certain Stock Buy-Sell Agreement dated as of April 30, 1992 among the Company and the CR Stockholders shall adversely affect HNC's ownerhip interest in the shares of the Company immediately following the Effective Time.

                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

        10.1   Prior to Closing.

               10.1.1 This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of HNC and the Company.

               10.1.2 Unless otherwise agreed by the parties hereto, this Agreement will be automatically terminated at any time prior to the Effective Time without the need for action by any party hereto if all conditions to the parties' obligation to effect the Closing set forth in Sections 8 and 9 have not been satisfied or waived by the appropriate party on or before December 31, 1997 (the "TERMINATION DATE").

               10.1.3 Either party may terminate this Agreement at any time prior to the Closing if the other party has committed a material breach of (a) any of its representations and warranties under Section 3 or 4 of this Agreement, as applicable; or (b) any of its covenants under Sections 5 or 6 of this Agreement, as applicable, and has not cured such material breach prior to the earlier of (i) the Closing or (ii) thirty (30) days after the party seeking to terminate this Agreement has given the other party written notice of its intention to terminate this Agreement pursuant to this Section 10.1.3.

        10.2 At the Closing. At the Closing, this Agreement may be terminated and abandoned:

               10.2.1 By HNC, if any of the conditions precedent to HNC's obligations set forth in Article 9 above have not been fulfilled or waived on or prior to the Termination Date;

               10.2.2 By the Company, if any of the conditions precedent to the Company's obligations set forth in Article 8 above have not been fulfilled or waived on or prior to the Termination Date;

               10.2.3 By the Company, if the HNC Closing Average Price Per Share is less than $26.00 per share, as presently constituted; provided that if the Company does not affirmatively exercise this right of termination at the Closing, then this Agreement will remain in effect, and the parties will be obligated to complete the Closing and consummate the Merger.

        Any termination of this Agreement under this Section 10.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

        10.3 No Liability. Any termination of this Agreement in accordance with this Section 10 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in the Confidentiality Agreement; provided, however, that nothing herein will limit the obligation of the Company, the CR Stockholders and HNC to use their best efforts to cause the Merger to be consummated, as set forth in Sections 5.12 and
6.3 hereof, respectively.

                                   ARTICLE 11
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES, CONTINUING COVENANTS

        11.1 Survival of Representations. All representations, warranties and covenants of the Company and the Company Stockholders contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of HNC, until that date (the "ESCROW RELEASE DATE") which is the earlier of (i) the termination of this Agreement or (ii) the first (1st) anniversary of the Closing Date; provided, however, that those representations and warranties respecting matters addressed by the first audited financial statements of the combined corporation, together with a report thereon from HNC's independent auditors, shall not expire later than upon the date on which such financial statements are first released to the public.

        11.2 Agreement to Indemnify. The Company Stockholders will jointly and severally indemnify and hold harmless HNC and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control HNC or the Surviving Corporation within the meaning of the Securities Act (each hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, demonstrable damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "DAMAGES") incurred and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by the Company in this Agreement or in the Company Disclosure Letter or any certificate delivered by or on behalf of the Company pursuant hereto, (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date). Any claim of indemnity made by an Indemnified Person under this Section 11.2 must be raised in a writing delivered to the Escrow Agent by no later than the Escrow Release Date. As used herein, the term "Damages" will not include any overhead costs of HNC personnel and the amount of Damages incurred by any Indemnified Person will be reduced by the amount of any insurance proceeds actually received by such Indemnified Person on account of such Damages and the amount of any direct tax savings actually recognized by such Indemnified Person that are directly attributable to such Damages, but will include any reasonable costs or expenses incurred by such Indemnified Person to recover such insurance proceeds or to obtain such tax savings. The Indemnified Persons will use reasonable efforts to mitigate their Damages.

        11.3 Limitation. Notwithstanding anything herein to the contrary, in seeking indemnification for Damages under Section 11.2, the Indemnified Persons will exercise their remedies with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement. Except for intentional fraudulent conduct or other willful misconduct: (i) no Company Stockholder will have any liability to an Indemnified Person under Section 11.2 of this Agreement except to the extent of such Company Stockholder's portion of the Escrow Shares and any other assets deposited under the Escrow Agreement and (ii) the remedies set forth in this Section 11.3 will be the exclusive remedies of HNC and the other Indemnified Persons under Section 11.2 of this Agreement against any Company Stockholder for any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by the Company in this Agreement or in any certificate, document or instrument delivered by or on behalf of the Company pursuant hereto. In addition, the indemnification provided for in Section 11.2 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate of Two Hundred Fifty Thousand Dollars ($250,000) (the "BASKET"), in which event the Company Stockholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons for all Damages. The limitations on the indemnification obligations set forth in this Section 11.3 shall not be applicable to Misconduct Damages (as defined below). As used herein, "MISCONDUCT DAMAGES" means Damages resulting from intentional fraudulent conduct or other willful misconduct or breach of any provisions of the Company Affiliate Agreement or the Investment Representation Letters.

        11.4 Notice. Promptly after HNC becomes aware of the existence of any potential claim by an Indemnified Person for indemnity from the Company Stockholders under Section 11.2, HNC will notify the Company Stockholders of such potential claim in accordance with the Escrow Agreement. Failure of HNC to give such notice will not affect any rights or remedies of an Indemnified Party hereunder with respect to indemnification for Damages except to the extent the Company Stockholders are materially prejudiced thereby. Prior to the settlement of any claim for which HNC seeks indemnity from a Company Stockholder, HNC will provide the Company Stockholders with the terms of the proposed settlement and a reasonable opportunity to comment on such terms in accordance with the Escrow Agreement.

        11.5 Title Indemnity. In addition to, and separate from, the foregoing agreement to indemnify set forth in Section 11.2, each Company Stockholder agrees, severally and not jointly, to defend and indemnify HNC and each other Indemnified Person from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs incurred and arising out of any failure of such Company Stockholder to have good, valid and marketable title to any issued and outstanding shares of Company Common Stock held (or asserted to have been held) by such Company Stockholder, free and clear of all liens, claims and encumbrances, or to have the full right, capacity and authority to enter into this Agreement (in the case of a CR Stockholder) and to vote such person's shares of Company Stock in favor of the Merger and any other transactions contemplated by this Agreement. A Company Stockholder's liability under the indemnification provided for in this Section 11.5 shall be in addition to any liability of such Company Stockholder under Section 11.2 and shall not be subject to the limitations on such Company Stockholder's liability set forth in
Section 11.3 and shall not be limited to such Company Stockholder's Escrow
Shares.

                                   ARTICLE 12
                                  MISCELLANEOUS

        12.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

        12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

        12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

        12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the stockholders of the Company, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of the Company without obtaining such further approval. At any time prior to the Effective Time, each of the Company and HNC, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        12.7 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

        12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

        12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

               If to HNC:

                      HNC Software Inc.
                      5930 Cornerstone Court West
                      San Diego, CA 92121
                      Attention:  President
                      Fax Number:  (619) 452-3220

               with a copy to:

                      Fenwick & West, LLP
                      Two Palo Alto Square, Suite 800
                      Palo Alto, CA  94306
                      Attention:  Kenneth A. Linhares
                      Fax Number:  (415) 857-0361

               If to the Company:

                      CompReview, Inc.
                      4000 MacArthur Boulevard, Suite 800
                      Newport Beach, CA 92660
                      Attention:  President
                      Fax Number:  (714) 833-5947

               with a copy to:

                      Phillips & Haddan
                      4675 MacArthur Court, Suite 710
                      Newport Beach, CA 92660
                      Attention: Jon Haddan, Esq.
                      Fax Number (714) 752-6161
or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

        12.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

        12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.



        12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        12.14 Public Announcement. Upon execution of this Agreement, HNC and the Company will issue a press release approved by both parties announcing the Merger. Thereafter, HNC may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such press release (unless this Agreement has been terminated, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby and the Company will use its reasonable efforts to prevent any trading in HNC Common Stock by its officers, directors, employees, stockholders and agents.

        12.15 Confidentiality. the Company and HNC each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that HNC will cease to be bound by the Confidentiality

Agreement after the Merger becomes effective). If this Agreement is terminated, all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.















         [The Remainder of This Page Has Intentionally Been Left Blank]

        12.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


HNC SOFTWARE INC.                           COMPREVIEW, INC.



By: /s/ Robert L. North                     By: /s/ Robert L. Kaaren
   -----------------------------               --------------------------
     Robert L. North, President                Robert L. Kaaren, M.D.,
                                                Chief Executive Officer
                                                and Chairman


FW1 ACQUISITION CORP.                       CR STOCKHOLDERS


By: /s/ Robert L. North                     /s/ Robert L. Kaaren
   -----------------------------            --------------------------
     Robert L. North, President             Robert L. Kaaren, M.D.


                                            /s/ Mishel E. Munayyer
                                            --------------------------
                                            Mishel E. Munnayer a.k.a
                                              Michael E. Munayyer, Trustee of
                                              the Michael Munayyer Trust
                                              dated August 11, 1995






            [Signature Page to Agreement and Plan of Reorganization]

                                LIST OF EXHIBITS


Exhibit A         Agreement of Merger
Exhibit B         Escrow Agreement
Exhibit C         Restated Articles of Incorporation of Surviving Corporation
Exhibit D         Bylaws of Surviving Corporation
Exhibit E         Investment Representation Letter
Exhibit F         Optionee Investment Representation Letter
Exhibit G         Registration Rights Agreement
Exhibit H         Tax Representation Certificate of the Company
Exhibit I         Company Stockholder Agreement
Exhibit J         Company Affiliate Agreement
Exhibit K         Company Financial Statements
Exhibit L         Non-Competition Agreement
Exhibit M         Employment Agreement
Exhibit N         Matters to be Covered in the Opinion of Fenwick & West, LLP
Exhibit O         Matters to be Covered in the Opinion of Phillips & Haddan